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                                                                      Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
York International Corporation:

We consent to incorporation by reference in the registration statement (No. 33-73077) on Form S-8 of York International Corporation of our report dated June 4, 2003, relating to the statements of net assets available for benefits of the York International Corporation Investment Plan as of December 31, 2002, December 29, 2002, and December 29, 2001, the related statements of changes in net assets available for benefits for the two-day period ended December 31, 2002 and the years ended December 29, 2002 and December 29, 2001, and the related schedule as of December 31, 2002, which report appears in the 2002 Annual Report on Form 11-K amended by this Form 11-K/A of the York International Corporation Investment Plan.

/s/ KPMG LLP

KPMG LLP
Harrisburg, Pennsylvania
July 1, 2003